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                                                                 EXHIBIT 4.41(a)



July 26, 2001

Sterling Pulp Chemicals, Ltd.
302 The East Mall, Suite 200
Toronto, Ontario
M9B 6C7

         RE:      FINANCING AGREEMENT

         Reference is made to the financing agreement dated as of July 11, 2001 (the "FINANCING AGREEMENT") between Sterling Pulp Chemicals, Ltd. (the "BORROWER"), CIT Business Credit Canada Inc. (the "AGENT") as agent and lender and the other Lenders party thereto. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Financing Agreement.

         Reference is also made to (i) Lockbox Account Number 905219 (the "LOCKBOX") and Standing Order Instructions for Balance Reporting or Funds Transfer Questionnaire (the "INSTRUCTIONS") number 556-1868 dated August 23, 1999 between the Borrower and The First National Bank of Chicago (now known as Bank One National Association) ("BANK ONE"), a copy of which is attached hereto as Schedule "A", (ii) the blocked account agreement dated July 16, 2001 (the "BLOCKED ACCOUNT AGREEMENT") among the Borrower, the Agent and Canadian Imperial Bank of Commerce ("CIBC"), and (iii) CIBC lockbox number 3536 to which Canadian Dollar and U.S. Dollar proceeds payable to the Borrower can be directed pursuant to the Blocked Account Agreement (the "BLOCKED ACCOUNTS").

         The Borrower represents and warrants to the Agent and the Lenders that it has used its best commercial efforts to obtain the signature of Bank One to a direction and acknowledgement, a copy of which is attached hereto as Schedule "B" (the "DIRECTION AND ACKNOWLEDGEMENT") in respect of amending the account to which funds are transferred pursuant to Section 4 of the Instructions, and that Bank One has stated that it would not sign such Direction and Acknowledgement without the Agent and the Borrower entering into a further blocked account agreement or lockbox agreement with Bank One in Bank One's standard form, even though Section 4 of the Instructions does not require the written acknowledgement of Bank One to such direction or any further such agreement.

         The Agent and the Lenders hereby wish to confirm our understanding that
Section 10(1) of the Financing Agreement is hereby amended as follows by inserting the following Events of Default:

         (r) The Borrower provides Bank One with any further notices or instructions in respect of the Lockbox, the Instructions and U.S. dollar account number 556-1868 (the "BANK ONE ACCOUNT"), (except for purposes of terminating or closing the same or redirecting the proceeds which would have otherwise been payable into the Lockbox or the Bank One Account to the Blocked Accounts as contemplated by subsection (s) below), or the Borrower fails to terminate such Lockbox and Instructions and close such


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                  Bank One Account to the satisfaction of the Agent, acting
                  reasonably, within 90 days from July 11, 2001; and

         (s) the Borrower fails to make all necessary arrangements with its applicable customers within ninety days from July 11, 2001 (and to provide evidence of the same to the Agent) such that any proceeds payable by such customers to the Borrower that would have otherwise been directed to the Lockbox or the Bank One Account are directed to the Blocked Accounts pursuant to lockbox arrangements to be established with CIBC within such 90 day period on terms and conditions satisfactory to the Agent.

         On and after the date hereof, each reference in the Financing Agreement to "this Financing Agreement" and each reference to the Financing Agreement in the Loan Documents and any and all other agreements, documents and instruments delivered by any of the Agent, the Lenders, the Borrower or any other Person shall mean and be a reference to the Financing Agreement as amended by this letter agreement. Except as specifically amended by this letter agreement, the Financing Agreement shall remain in full force and effect and is hereby ratified and confirmed.

         This letter agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument.

         This letter agreement shall constitute a Loan Document and shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

         If the foregoing is in accordance with your understanding and agreement, please sign this letter agreement where indicated below.

                                        Yours truly,


                                        CIT BUSINESS CREDIT CANADA INC.


                                        Per:
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             ACKNOWLEDGED AND AGREED THIS ________ DAY OF JULY 2001.



                                        STERLING PULP CHEMICALS, LTD.


                                        Per:
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                                        Per:
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